Exhibit 99.1

Contact:
Halley Knigge
Horizon Air
(206) 392-5101

July 23, 2014

David L. Campbell Named President of Horizon Air

SEATTLE - The board of directors of Horizon Air has named David L. Campbell president and chief operating officer, Alaska Air Group announced today.
"We are excited to welcome Dave to Horizon Air and the Alaska Air Group team," said Alaska Air Group CEO Brad Tilden. "He is an accomplished airline executive with deep operational knowledge and leadership experience. Dave is the right person to lead Horizon into the future as the airline continues to evolve and create new ways to serve the thousands of loyal customers in its 43 markets who depend on us every day."
Campbell brings with him more than 25 years of experience in maintenance and flight operations, most recently at jetBlue Airways where he served as vice president of maintenance and engineering. Prior to that, he served as vice president of safety and operational performance at American Airlines. He joined American in 1988 after serving for four years in the U.S. Air Force and has overseen maintenance, quality, technical operations and safety.
At Horizon, Campbell will be responsible for the safe, efficient, reliable and compliant operations of the airline, which has been consistently recognized for its safety efforts. This year the Federal Aviation Administration (FAA) again awarded Horizon the Diamond Certificate of Excellence for safety training efforts - the airline’s 13th award since 1999. Current Horizon Air president Glenn Johnson will retire Sept. 1.
“I am thrilled to join Horizon Air. Alaska Air Group is an amazing company, from its performance to its people,” said Campbell, who will join the company mid-August.
Campbell holds a master’s of business administration in management from the University of Texas Arlington, and a bachelor’s degree in business administration/management from Louisiana Tech University. Learn more about Campbell’s career at http://bit.ly/DavidLCampbell.
Learn more about Horizon: “5 Things You Need to Know About Horizon Air" at http://bit.ly/5thingsHorizonAir.
Editor's note: A high resolution photo of Campbell is available for download at http://bit.ly/1pbmv15.
Alaska Airlines and Horizon Air, subsidiaries of Alaska Air Group (NYSE: ALK), together serve 100 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates North American Airline Satisfaction Study for seven consecutive years from 2008 to 2014. Alaska Airlines’ Mileage Plan also ranked highest in the 2014 Airline Loyalty/Rewards Program Satisfaction Report. For reservations, visit www.alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at www.alaskaair.com/newsroom.

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